<Exhibit 1>

Notice of Annual General Meeting

Notice is hereby given that the 35th Annual General Meeting of the Company will be held at Malone House, Barnett Demesne, Belfast on 18 February 2003 at 10.00 a.m. when the following business will be transacted:

Ordinary Business

As ordinary business to consider and, if thought fit, to pass the following resolutions which will be proposed as Ordinary Resolutions:

1. To receive the report of the directors and the financial statements of the Company for the year ended 30 September 2002 together with the report of the auditors thereon.

2. To approve the report of the Company's remuneration committee contained within the Annual Report and Accounts for the year ended 30 September 2002.

3. To declare a final dividend at 2p per ordinary share.

4. To re-elect Dr John Alexander King as a director of the Company.

5. To re-elect Dr Harold Alexander Ennis, OBE, as a director of the Company.

6. To re-elect Dr Michael Greenwood Carter as a director of the Company.

7. To re-appoint PricewaterhouseCoopers as auditors to the Company and to authorise the directors to fix the remuneration of the auditors.

Special Business

As special business to consider and, if thought fit, to pass the following resolution which will be proposed as a Special Resolution:

8. That the Company is hereby generally and unconditionally authorised to make at any time market purchases (as defined by Article 173(3) of the Companies (Northern Ireland) Order 1986 as amended by paragraph 32 of schedule 16 of the Financial Services Act 1986) of up to a maximum in aggregate of 27,983,357 ordinary shares of 10p each in the capital of the Company or, if less, 14.9 per cent of its issued ordinary share capital at the date of the Annual General Meeting provided that:

  the maximum price per ordinary share is not more than 5 per cent above the average of the middle market quotations for an ordinary share as derived from the Stock Exchange Daily Official List for the five business days immediately preceding the day on which the purchase is made and the minimum price per ordinary share is 10p, the maximum and minimum prices being exclusive of any advance corporation tax and expenses; and

  this authority shall expire on the earlier conclusion of the Company's Annual General Meeting to be held in respect of the financial period ending 30 September 2003 and the date falling 15 months after the date of passing this Special Resolution except in relation to the purchase of any ordinary shares the contract for which is concluded before the date of expiry of the authority and which is or might be executed wholly or partly after such date.

By order of the Board

Anthony D Bruno

Secretary

Seagoe Industrial Estate

Craigavon

BT63 5UA

6 January 2003

Notes:

  Any member entitled to attend and vote at the meeting convened by the above notice may appoint one or more proxies to attend and, on a poll, to vote instead of himself/herself. A proxy need not be a member of the Company. Forms of proxy need to be deposited with the Company's Registrar, Computershare, to be received not later than 10.00 a.m. on 16 February 2003. Completion of a form of proxy does not preclude a member from attending and voting at the meeting in person.

  The register of directors' interests in the share capital and debentures of the Company together with copies of the directors' service contracts or memoranda of the terms thereof are available for inspection at the registered office of the Company during usual business hours on any weekday (Saturdays and public holidays excluded) from the date of this notice until the date of the Annual General Meeting and will be available for inspection at the place of the Annual General Meeting for at least 15 minutes prior to and during the meeting.

  Any person entered on the register of members of the Company at 10.00 a.m. on 16 February 2003 is entitled to attend and vote at the Meeting pursuant to Regulation 41 of the Uncertificated Securities Regulations. Any changes to the register of members after the above time and date shall be disregarded in determining the rights of any person to attend and/or vote at the Annual General Meeting.